Promissory Note (Amortizing)
THE ISSUANCE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND THIS NOTE MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER OR OTHER DISPOSITION HAS BEEN REGISTERED UNDER THE ACT AND SUCH LAWS OR AN EXEMPTION UNDER THE ACT AND SUCH LAWS IS AVAILABLE FOR ITS TRANSFER OR OTHER DISPOSITION.


                    UNITED RENTALS (NORTH AMERICA), INC.


                              PROMISSORY NOTE


$20,000,001                                             September 28, 2000


         UNITED RENTALS (NORTH AMERICA), INC., a Delaware corporation ("Maker"), for value received, hereby promises to pay to the order of
W.R. CARPENTER NORTH AMERICA, INC. ("Payee"), the principal amount of $20,000,001, as such amount may be adjusted under Section 1.2(c) of the Purchase Agreement (the "Adjusted Principal Amount") and to pay interest computed on the basis of a 365-day year on the Adjusted Principal Amount from time to time remaining unpaid hereon, at a rate per annum equal to ten and two-tenths percent (10.2%) from the date hereof. If an Event of Default (as defined below) has occurred and is continuing, any outstanding unpaid principal hereof and any unpaid interest thereon shall bear interest, payable on demand, at the rate of twelve and two-tenths percent (12.2%) per annum, or such lower rate as then may be the maximum rate permitted by applicable law; provided, however, that upon the cessation or cure of such Event of Default, if no other Event of Default is then continuing, this Note shall again bear interest at the rate of ten and two-tenths percent (10.2%) per annum.


Definitions


         Capitalized terms not defined herein shall have the meaning assigned to those terms in the Purchase Agreement defined below. When used in this Note, the following terms shall have the respective meanings specified herein or in the Section referred to:


         "Affiliate" means any entity or other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another person and includes the power to direct or cause the direction of the management and policies of a person, whether through the ownership of securities, by contract or otherwise.


         "Business Day" means a day other than a Saturday or Sunday on which banks in New York, New York are open for the conduct of regular banking activities.


         "Change of Control" means either (a) the consummation of any transaction or series of any related transactions (including without limitation, by way of merger) the result of which is that any "person" (as defined in Section 13(d) of the Securities Exchange Act of 1934 "(Exchange Act")) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, but excluding any affiliate of Maker or Guarantor as of the date hereof) becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act) of more than fifty-one percent (51%) of the voting power of the common stock of Guarantor or (b) the common stock of Guarantor shall cease to be listed for trading on a national securities exchange.


         "Eligible Assignee" means any of the following: (a) a publicly-traded bank or financial institution organized under the laws of the United States of America or any state thereof, or Japan, Canada, the United Kingdom, the Netherlands, Switzerland, or Germany, having assets of not less than U.S. $95 billion, (b) an investment company organized under the laws of any state in the United States of America and registered as a broker dealer or an investment adviser with the Securities and Exchange Commission that, at the time of such transfer, has assets under management of $2.0 billion or more, (c) an insurance company rated A or better by A.M. Best, or (d) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds, and finance companies.


         "Guarantor" means United Rentals, Inc. and its successors.


         "Initial Interest Payment Date" means the tenth (10th) business day after the later to occur of (a) the date on which Maker receives an executed certificate from Payee (in substantially the form set forth on Exhibit A attached hereto), confirming the Adjusted Principal Amount and
(b) the date on which Maker  receives  from Payee all  Pre-Closing  Date Tax
Returns (as defined in the Purchase Agreement) that Payee is required to deliver to Maker pursuant to the Purchase Agreement.


         "Interest Note" that certain Promissory Note dated the date hereof, executed by Maker, payable to the order of Payee in the original principal amount of 20,000,000.


         "Maker" includes its successors and any accommodation party, endorser, guarantor, or other surety of this Note.


         "Mandatory Prepayment Amount" means an amount of principal outstanding hereunder at the time of a Mandatory Prepayment Event equal to the product of (a) 0.1 (as adjusted in order to apply the Mandatory Prepayment Amount on a pro rata basis between this Note and the Interest
Note) multiplied by (b) the net proceeds to United in excess of $125,000,000 from such Mandatory Prepayment Event. In no event shall the Mandatory Prepayment Amount exceed the principal amount outstanding hereunder at the date of a Mandatory Prepayment Event.


         "Mandatory Prepayment Event" means a public offering by Guarantor of shares of common stock or preferred stock, which stock is listed or to be listed for trading on any national securities exchange, in which the aggregate net proceeds to Guarantor of such public offering exceed
$125,000,000 (without cumulating the net proceeds of any other public offering). Notwithstanding the foregoing, a Mandatory Prepayment Event shall not include any offering relating solely to the sale of securities to participants in a stock plan of Guarantor, relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act of 1933, an offering in which the only common stock being registered is common stock issuable upon conversion of debt securities or other convertible securities that are also being registered or an offering effected in connection with an acquisition of a business or businesses by Maker or Guarantor.


         "Maturity Date" means September 28, 2005.


         "Maximum Legal Rate" means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest from time to time permitted under federal, state, or local laws now or hereafter applicable to this Note, after taking into account, to the extent required by applicable law, any and all relevant payments, charges deemed to be interest (whether or not so characterized by the parties), and calculations.


         "Payee"   includes   its   successors,   permitted   assigns,   and
subsequent holders of this Note.


         "Purchase Agreement" means that certain Stock Purchase Agreement dated as of September 28, 2000, by and among Horizon High Reach, Inc., Payee, and Maker.


         "Senior Credit Agreements" means (a) that certain Amended and Restated Term Loan Agreement dated as of May 12, 2000, executed by Maker, Bank of America, N.A., as Administrative Agent, Fleet National Bank, as Documentation Agent, and the Lenders defined therein, and (b) that certain Amended and Restated Term Loan Agreement dated as of May 12, 2000, executed by United Rentals, Inc., Maker, Bank of America, N.A., as Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, and the Lenders defined therein, as such loan agreements may be modified, amended, renewed, extended, restated, or replaced from time to time.


Payment


         (a) The unpaid principal of and interest upon this Note shall be due and payable as follows:


                  (i) Interest shall be payable quarterly as it accrues, commencing on the Initial Interest Payment Date with respect to interest on the Adjusted Principal Amount for the period from the date hereof through the last day of December, March, June, or September (as applicable) occurring prior to the Initial Interest Payment Date and continuing thereafter on the last day of each December, March, June, and September of each calendar year during the term of this Note, through and including the Maturity Date.


                  (ii) Principal shall be paid in fourteen (14) quarterly installments each equal to seven and fourteen one-hundredths percent (7.14%) of the Adjusted Principal Amount, together with accrued interest thereon, commencing on June 30, 2002, and continuing thereafter on the last day of each June, September, December, and March of each calendar year during the term of this Note, with a final payment of all unpaid principal and interest thereon on the Maturity Date.


         (b) All payments of principal and interest of this Note shall be made by Maker to Payee in immediately available funds in coin or currency of the United States of America which at the time of payment shall  be  legal  tender  for  the  payment  of  public  and  private  debts delivered to Payee's account number 4090261393 at Union Bank of California, N.A., ABA No. 121000497 (or such other account or address as specified by notice to Maker) no later than 1:00 p.m. (New York, New York time) on the day when due. Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal in the inverse order of maturity.


         (c) Should the principal of, or any installment of the principal of or interest on, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension.


Voluntary Prepayment


         The principal amount of this Note may be prepaid, in full or in part, at any time, and from time to time, without notice or penalty, together with payment of interest accrued on the amount of principal being prepaid, through the date of such prepayment. All such partial prepayments shall be applied first to any outstanding interest accrued but unpaid and then the balance, if any, shall be applied to the unpaid principal balance.


Mandatory Prepayment


         The principal amount of this Note shall be prepaid in the event of a Mandatory Prepayment Event in an amount equal to the Mandatory Prepayment Amount, together with all accrued but unpaid interest thereon. Such prepayment shall be made on or before the tenth (10th) Business Day after the date on which United actually receives the proceeds of the offering that constitutes the Mandatory Prepayment Event. Notwithstanding Maker's obligation as set forth herein, Payee shall not have any claim or right to receive from United the net proceeds received by United in an offering that constitutes a Mandatory Prepayment Event and that triggers Maker's prepayment obligations under this Note.


Waiver


         No delay or omission on the part of Payee in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. There can be no waiver by Payee of any right or remedy under this Note which is not in writing signed by Payee.


         Maker (and any accommodation parties, endorsers, and guarantors hereof) hereby waives demand, presentment, notice of non-payment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, protest and notice of protest, and consents to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to Payee.


Costs of Collection


         Maker agrees to pay on demand all out-of-pocket costs and expenses, including, without limitation reasonable attorney's fees, actually incurred by Payee in endeavoring to enforce the rights of Payee hereunder; provided however, that Maker shall not be obligated to pay such costs and expenses incurred by Payee in wrongfully accelerating payment or otherwise wrongfully seeking to enforce its rights hereunder.


Event of Default


         (a) The occurrence of any one or more of the following events shall constitute an event of default hereunder (an "Event of Default"):


                  (i) Any payment of principal or interest or other sums on this Note shall not be paid when due and Maker fails to pay this amount within five (5) days after receipt by Maker of written notice from Payee to the effect that a payment is past due.


                  (ii) Any failure to perform or other default or breach of any representation, warranty, covenant, agreement, or obligation of Maker in the Purchase Agreement, provided that Payee first delivers written notice to Maker identifying in reasonable detail the failure to perform, other default, or breach and Maker does not cure such failure to perform, other default, or breach within thirty (30) days of Maker's receipt of such notice.


                  (iii) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker (A) commences a voluntary case or proceeding; (B) fails to timely controvert or acquiesces in writing to or consents to any petition filed against it or to the entry of any order for relief against it in an involuntary case or proceeding; (C) takes advantage of any law relating to its own bankruptcy, insolvency, reorganization, winding up, liquidation, composition, or readjustment of debts; (D) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (E) makes an assignment for the benefit of its creditors; (F) admits in writing its inability to pay, or is generally not paying, its debts as they become due; or (G) takes any corporate or other action for the purpose of authorizing or effecting any of the foregoing.


                  (iv) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against Maker in an involuntary case or proceeding, (B) appoints a trustee, receiver, assignee, liquidator, or similar official for Maker or all, substantially all, or a substantial part of Maker's assets or properties, or (C) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 60 days.


                  (v) Maker shall dissolve or otherwise cease to exist, or cease to operate and conduct its business in substantially the same manner as on the date hereof, other than dissolution pursuant to any merger after which the successor continues to operate Maker's business in substantially the same manner as on the date hereof.


                  (vi) Any default under the Senior Credit Agreements which has not been waived by the parties thereto, the effect of which has been to cause the acceleration of the principal outstanding under the Senior Credit Agreements.


                  (vii)    A Change of Control shall occur.


         (b) Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured by Maker or waived by
Payee), Payee may, at its option (i) declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under this Note and applicable law, including, without limitation, the right to collect from Maker all sums due on this Note.


Compliance with Law


         This Note is given to Payee under the Purchase Agreement as part of the purchase price and consideration paid by Maker for the Stock being purchased thereunder. All agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the maturity hereof or otherwise, shall interest be contracted for, charged, received, paid or agreed to be paid to Payee in excess of the Maximum Legal Rate. If, from any circumstance whatsoever, interest would otherwise be payable to Payee in excess of the Maximum Legal Rate, or unearned interest would otherwise be payable in violation of applicable law, the interest payable to Payee shall be reduced to the maximum amount permitted under applicable law; and, if from any circumstance, Payee shall ever receive anything of value deemed interest by applicable law in excess of the Maximum Legal Rate, an amount equal to any excess interest shall be applied to the reduction of the principal hereof and not to the payment of interest, and any excess shall be refunded to one or more of Maker. All interest paid or agreed to be paid to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal so that the interest for such full period shall not exceed the Maximum Legal Rate. This section shall control this Note and any other agreements between Maker and Payee, notwithstanding any provision to the contrary herein or therein.


Successors and Assigns


         Any rights or obligations of Maker under this Note may be assigned, delegated, or otherwise transferred to any entity that controls Maker or succeeds to Maker's interests in the business without the prior, written consent of Payee. Payee may not assign, pledge, collaterally assign, or otherwise transfer any of its rights under this Note to any lender or other person; provided that, at any time after the date which is twelve (12) months after the Resolution Date, Payee may assign, pledge, transfer or participate its rights under this Note to an Eligible Assignee. Subject to the preceding sentences, this Note shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, legal representatives and successors, and permitted assigns. After the date which is thirty-six (36) months after the Resolution Date, at the option of Payee or its assigns, Maker agrees (i) to issue Payee (or its assigns) an amended and restated Note in the amount of the Adjusted Principal Amount (but otherwise containing the terms and conditions set forth herein) upon surrender of this note to Maker, and (ii) to do such further acts and execute such further documents as Payee or its permitted assigns may reasonably request to confirm the obligations of Maker set forth herein.


Setoff


         In addition to and not in lieu of any other remedy available to Maker, upon notice to Payee, Maker may set off any amount (a) to which it may be entitled under Article 6 of the Purchase Agreement, or (b) under an agreement executed by Maker and Payee pursuant to which Payee will purchase equipment from Maker, against amounts otherwise payable to Payee hereunder. The exercise of such right of setoff by Maker in good faith, whether or not ultimately determined to be justified, will not constitute an Event of Default hereunder.


Miscellaneous


         (a)      This  Note  shall  be   governed  by  and   construed   in
accordance with the laws of the State of New York.


         (b) MAKER HEREBY AGREES THAT ANY ACTION, SUIT, OR OTHER PROCEEDING WITH RESPECT TO THIS NOTE MAY BE BROUGHT BY PAYEE IN ANY COURT OF COMPETENT JURISDICTION SITTING IN NEW YORK, NEW YORK OR SAN FRANCISCO, CALIFORNIA. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY DEFENSE OF ANY INCONVENIENT FORUM, TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT, ANY OBJECTION TO VENUE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING, AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF THE PLACE OF RESIDENCE OR DOMICILE OF ANY OTHER PARTY TO THE PURCHASE AGREEMENT. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND WILL WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR OTHER PROCEEDING INSTITUTED WITH RESPECT TO THIS NOTE.


         (c)      The   paragraph   headings  used  in  this  Note  are  for
convenience of reference only, and shall not affect the meaning or interpretation of this Note.


                [Remainder of Page Intentionally Left Blank;
                          Signature Page Follows.]

                          UNITED RENTALS (NORTH AMERICA), INC.


                          By:   ______________________________    rman
                                John N. Milne, Vice Chairman



Guaranty


         The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all amounts owing under this Note now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (the "Guaranteed Obligation"), and agrees to pay any and all reasonable expenses (including reasonable attorneys' fees and expenses) incurred by Payee in enforcing any rights under this Guaranty.


         The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following: (i) any lack of validity or enforceability of this Note; and (ii) any other circumstance (including, without limitation, any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, Maker.


         This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligation is rescinded or must otherwise be returned by Payee upon the insolvency, bankruptcy or reorganization of the Maker or otherwise, all as though such payment had not been made. The Guarantor hereby waives promptness, diligence, notice of acceptance, and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Payee exhaust any right or take any action against the Maker.


         The Guarantor hereby represents and warrants to Payee that the Guarantor has, independently and without reliance upon the Payee, and based on such documents and information as Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.


                                     UNITED RENTALS, INC.:


                                     By: ________________________
                                         John N. Milne, Vice Chairman

Promissory Note (Amortizing)

                                 EXHIBIT A


               Form of Adjusted Principal Amount Certificate


This Closing Payment Adjustment Certificate is for the purpose of modifying and amending that certain Promissory Note (the "Promissory
Note") dated September 28, 2000, executed by United Rentals (North America), Inc., a Delaware corporation ("Maker"), payable to W.R. Carpenter North America, Inc. or permitted assigns ("Payee"), in the original principal amount of Twenty Million and One Dollars ($20,000,001), to reflect Payee's Adjusted Principal Amount. Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Promissory Note. Modification and amendment of the Promissory Note hereby is made pursuant to Section 1.2(c) of the Purchase Agreement.


         Based upon the recitals set forth above and the promises contained herein, the Adjusted Principal Amount of the Promissory Note shall be $_____________, as of September 28, 2000, based upon the following calculations:


Adjustment Calculation
  (Capitalized terms used in this chart shall have the meanings set forth in the Purchase Agreement. The amounts set forth below represent Payee's pro rata portions of the line items included in the chart.)

Aggregate Original Note Amount      $ ____________________
Minus Equipment Adjustment
 (Schedule 1 hereto)                        $(____________________)
Plus/Minus Closing Payment
  Adjustment (Schedule 2 hereto)              $____________________
  Adjusted Principal Amount                   $____________________

         Except for the modification and amendment of the Promissory Note to reflect Payee's Adjusted Principal Amount as expressly set forth herein, the Promissory Note is unchanged.


         This Closing Payment  Adjustment  Certificate has been executed and
delivered   as   of   _______________,   ____,   to  be   effective   as  of
______________________, 2000.


                                    MAKER

                                    UNITED RENTALS (NORTH AMERICA), INC.,
                                    a Delaware corporation


                                    By:
                                    Name:
                                    Title:

                                    ACKNOWLEDGED:

                                    W.R. CARPENTER NORTH AMERICA, INC.


                                    By: ______________________________
                                    Graham D. Croot, Chief Financial Officer